ImmuCell Announces Financial Results for First Quarter of 2007

PORTLAND, ME -- 04/19/2007 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month period ended March 31, 2007.

For the three months ended March 31, 2007, product sales were $1,509,000, representing an increase of $71,000, or 5%, in comparison to the same period in 2006. Net income per diluted share was $0.10 during the three-month periods ended March 31, 2007 and 2006. The Company recognized net income of $297,000 during the three months ended March 31, 2007, compared to net income of $306,000 during the same period in 2006.

"The product sales growth is attributable principally to an 8% increase in sales of our lead product, First Defense®," commented Michael F. Brigham, President and CEO. "We are nearing completion of an investment of approximately $1,500,000 in Company-owned facility renovations and new equipment. This project is an integral part of our goal to become cGMP compliant across all products. We believe these increased standards will bring added quality to our products and may open access to foreign markets where cGMP is required."

Cash, cash equivalents and short-term investments decreased by 11%, or $704,000, to $5,911,000 at March 31, 2007, as compared to $6,614,000 at December 31, 2006. As of March 31, 2007, the Company had paid approximately $950,000 for equipment and facility improvements related to an effort to gain compliance with current Good Manufacturing Practices (cGMP) regulations in its manufacturing operations. It is expected that the remaining budget of approximately $550,000 will be spent as the work is completed in the second quarter of 2007. Shareholders' equity increased by 4%, or $332,000, to $9,664,000 at March 31, 2007, as compared to $9,332,000 at December 31, 2006. The Company had 2,903,000 shares of common stock outstanding as of March 31, 2007.

Forward-Looking Statement Disclaimer: This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements concerning possible future benefits of attaining cGMP status and the future cost and timing of investments to attain cGMP status. These matters involve various risks and uncertainties, including regulatory risks associated with obtaining cGMP compliance and market risks associated with selling relevant ImmuCell products in domestic and foreign markets. Future Company performance is subject to various risk factors discussed in more detail in the Company's latest Annual Report on Form 10-KSB.

                                                          (Unaudited)
                                                          Three Months
                                                         Ended March 31,
                                                    -----------------------
(In thousands, except per share amounts)                2006        2007
                                                    ----------- -----------
Revenues:
Product sales                                       $     1,438 $     1,509
Other revenues                                              106         166
                                                    ----------- -----------
Total revenues                                            1,544       1,675

Cost and expenses:
Product costs                                               509         630
Product development expenses                                235         266
Selling, general and administrative expenses                343         348
                                                    ----------- -----------
Total costs and expenses                                  1,087       1,244
                                                    ----------- -----------

Net operating income                                        457         431

Interest and other income                                    52          77
                                                    ----------- -----------

Income before income taxes                                  509         508
Income tax expense                                          203         211
                                                    ----------- -----------
Net income                                          $       306 $       297
                                                    =========== ===========

Net income per common share:
Basic                                               $      0.11 $      0.10
Diluted                                             $      0.10 $      0.10

Weighted average common shares outstanding:
Basic                                                     2,852       2,897
Diluted                                                   3,058       3,063

                                                    ----------- -----------
                                                     At December  At March
(In thousands)                                        31, 2006    31, 2007
                                                    ----------- -----------
Cash, cash equivalents and short-term investments   $     6,614 $     5,911
Total assets                                             11,364      11,241
Net working capital                                       6,934       6,545
Stockholders’ equity                                $     9,332 $     9,664
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106